News Release
EXHIBIT 99.1
SM ENERGY REPORTS THIRD QUARTER 2025 FINANCIAL AND OPERATING RESULTS;
CONTINUED OPERATIONAL EXCELLENCE DRIVES FINANCIAL BEAT
DENVER, CO November 3, 2025 - SM Energy Company (the “Company”) (NYSE: SM) today reported financial and operating results for the third quarter 2025 and provided certain full year and fourth quarter 2025 guidance.
Highlights include:
•Strong Production Performance Continues: Production totaled 19.7 MMBoe, or 213.8 MBoe/d, including 113.9 MBbls/d of oil driven by consistent strong performance across all assets. Compared to the third quarter of 2024, total net daily production increased 26% and net daily oil production rose 47%.
•Resilient Margins: Despite a decline of more than $10/Bbl in benchmark oil prices year-over-year, the Company’s top tier asset portfolio—strengthened by an increase in oil-weighted production from the Uinta Basin—kept Company-wide cash production margin(2) nearly flat.
•Improved Leverage and Increased Stockholder Returns: The Company ended the quarter with a cash balance of $162.3 million, up $60.4 million from June 30, 2025, continuing steady progress toward its target leverage ratio of 1.0x. The Company returned $35.1 million of capital to its stockholders during the third quarter, consisting of $23.0 million in fixed dividend payments and $12.1 million in share repurchases.
Additionally, on October 13, 2025, the Company’s lender group unanimously reaffirmed the Company’s borrowing base at $3.0 billion, reflecting the Company’s banking partners’ confidence in the Company’s disciplined strategy of value creation despite market volatility. The elected commitment amount remained unchanged at $2.0 billion.
•Financial Outperformance:
◦Net income was $155.1 million, or $1.35 per diluted common share, and Adjusted net income(1) was $153.7 million, or $1.33 per diluted common share. Net cash provided by operating activities of $505.0 million before net change in working capital of $52.6 million totaled $557.5 million(1) and Adjusted EBITDAX(1) totaled $588.2 million.
◦Capital expenditures of $397.7 million adjusted for a change in capital expenditure accruals of $(74.5) million totaled $323.2 million.(1) This amount includes approximately $14.0 million of capital expenditures invested during the quarter as a result of opportunistically acquiring incremental working interests in highly economic wells under development, which are anticipated to be brought online in 2026.
◦Adjusted free cash flow(1) was $234.3 million—an increase of 80% compared to the same period in 2024.
Chief Executive Officer Herb Vogel comments: “SM Energy has delivered back-to-back quarters of record production, and I couldn’t be prouder of our team. Despite industry challenges, our team continues to drive operational efficiencies, embrace innovation, and maintain strong Company-wide cash production margins year-over-year, even with lower oil prices. We also returned capital to our stockholders through payment of our fixed quarterly dividend and opportunistic share repurchases, reinforcing our commitment to disciplined capital allocation and stockholder returns. As I plan to hand the reins to Beth McDonald next quarter, I do so with full confidence in her leadership and vision for SM Energy’s long-term success.”
President and Chief Operating Officer Beth McDonald comments: “I’m honored to step into the role of President and lead this exceptional team. Our people are the foundation of SM Energy’s success, and I’m committed to building on our momentum and delivering long-term value for our stakeholders. We believe in the quality and depth of our inventory and are encouraged by our team’s ability to deliver strong well results in our core acreage and delineate new zones in all three assets. While we will share the well results at a later date, we expect they’ll showcase our returns-based technical team’s efforts and excellence. Exciting times are ahead.”

THIRD QUARTER 2025 RESULTS

NET PRODUCTION BY OPERATING AREA
Third Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total
Oil (MBbl / MBbl/d)	4,745 / 51.6	2,061 / 22.4	3,677 / 40.0	10,483 / 113.9
Natural Gas (MMcf / MMcf/d)	16,742 / 182.0	18,689 / 203.1	3,043 / 33.1	38,473 / 418.2
NGLs (MBbl / MBbl/d)	4 / —	2,771 / 30.1	2 / —	2,777 / 30.2
Total (MBoe / MBoe/d)	7,540 / 82.0	7,947 / 86.4	4,186 / 45.5	19,672 / 213.8
Note: Totals may not calculate due to rounding.
•Third quarter net production volumes were 19.7 MMBoe (213.8 MBoe/d), and were more than 53% oil (113.9 MBbl/d), exceeding the mid-point of guidance due to strong performance across all assets. Volumes were 39% from the Midland Basin, 40% from South Texas, and 21% from the Uinta Basin.

REALIZED PRICES BY OPERATING AREA
	Third Quarter 2025
	Midland Basin	South Texas	Uinta Basin	Total (Pre/Post-hedge(1))
Oil ($/Bbl)	$65.80	$63.62	$61.39	$63.83 / $65.40
Natural Gas ($/Mcf)	$1.90	$2.49	$1.88	$2.19 / $2.77
NGLs ($/Bbl)	nm	$20.78	nm	$20.79 / $20.79
Per Boe	$45.65	$29.61	$55.31	$41.23 / $43.21
Note: Totals may not calculate due to rounding.
•Third quarter benchmark pricing included NYMEX WTI at $64.93/Bbl, NYMEX Henry Hub natural gas at $3.07/MMBtu and OPIS Composite NGLs at $25.58/Bbl.
•Third quarter average realized price before the effect of hedges was $41.23 per Boe, and average realized price after the effect of hedges was $43.21 per Boe.(1)
•Commodity net derivative settlements for the third quarter resulted in a net gain of $1.98 per Boe, or $38.9 million.
For additional operating metrics and regional detail, please see the Financial Highlights section below and the accompanying slide deck.
NET INCOME AND NET INCOME PER SHARE
Third quarter 2025 net income totaled $155.1 million, or $1.35 per diluted common share, compared to net income of $240.5 million, or $2.09 per diluted common share, in the same period in 2024. Increased year-over-year production was offset by lower realized prices, a lower net derivative gain, and increased DD&A expense, reflecting the higher depletion rate and greater contribution from the Uinta Basin assets. For the first nine months of 2025, net income was $539.0 million, or $4.69 per diluted common share, compared with net income of $582.0 million, or $5.03 per diluted common share, in the same period in 2024. The decline was primarily driven by the same factors impacting third quarter 2025 results, as well as higher interest expense resulting from the issuance of the Company’s 2029 and 2032 Senior Notes in the third quarter of 2024.
NET CASH PROVIDED BY OPERATING ACTIVITIES
Third quarter 2025 net cash provided by operating activities of $505.0 million before net change in working capital of $52.6 million totaled $557.5 million,(1) compared with net cash provided by operating activities of $452.3 million before net change in working capital of $(32.0) million that totaled $420.2 million(1) for the same period in 2024. The $137.3 million, or 33%, increase is primarily driven by higher production volumes with a greater oil mix and a favorable net derivative settlement gain, partially offset by lower realized prices, increased operating costs, and higher interest payments.
For the first nine months of 2025, net cash provided by operating activities of $1.56 billion before net change in working capital of $14.9 million totaled $1.57 billion,(1) compared with net cash provided by operating activities of $1.20 billion before net change in working capital of $15.4 million that totaled $1.22 billion(1) for the same period in 2024. The $353.9 million, or 29%, increase is primarily driven by the same factors impacting third quarter 2025 results.
ADJUSTED EBITDAX(1) AND ADJUSTED NET INCOME(1)
Third quarter 2025 Adjusted EBITDAX(1) was $588.2 million, up $106.6 million, or 22%, from $481.5 million in the same period in 2024. For the first nine months of 2025, Adjusted EBITDAX(1) was $1.75 billion, up $370.2 million, or 27%, from $1.38 billion for the same period in 2024.
Third quarter 2025 Adjusted net income(1) was $153.7 million, or $1.33 per diluted common share, compared with Adjusted net income(1) of $186.4 million, or $1.62 per diluted common share, for the same period in 2024. For the first nine months of 2025, Adjusted net income(1) was $527.7 million, or $4.59 per diluted common share, compared with Adjusted net income(1) of $564.9 million, or $4.88 per diluted common share, for the same period in 2024.
CAPITAL EXPENDITURES AND ACTIVITY
Third quarter 2025 capital expenditures of $397.7 million adjusted for a change in capital expenditure accruals of $(74.5) million totaled $323.2 million.(1) This amount includes approximately $14.0 million of capital expenditures invested during the quarter as a result of opportunistically acquiring incremental working interests in highly economic wells under development, which are anticipated to be brought online in 2026. Capital activity during the quarter included drilling 24 net wells, of which 4 were in the Midland Basin, 8 were in South Texas, and 12 were in the Uinta Basin, and adding 27 net flowing completions, of which 15 were in the Midland Basin and 12 were in South Texas.
For the first nine months of 2025, capital expenditures of $1.22 billion adjusted for a change in capital accruals of $(69.7) million totaled $1.15 billion.(1) Capital activity during the first nine months included drilling 93 net wells, of which 37 were in the Midland Basin, 24 were in South Texas, and 32 were in the Uinta Basin, and adding 124 net flowing completions, of which 50 were in the Midland Basin, 33 were in South Texas, and 41 were in the Uinta Basin.
ADJUSTED FREE CASH FLOW(1)
Third quarter 2025 cash flow from operations before net change in working capital totaled $557.5 million,(1) and capital expenditures before changes in accruals totaled $323.2 million,(1) delivering Adjusted free cash flow of $234.3 million,(1) representing an 80% increase over the same period in 2024 despite a decline in realized prices.
For the first nine months of 2025, cash flow from operations before net change in working capital totaled $1.57 billion,(1) and capital expenditures before changes in accruals totaled $1.15 billion,(1) delivering Adjusted free cash flow of $422.0 million,(1) representing a 43% increase over the same period in 2024 despite a decline in realized prices.
RETURN OF CAPITAL TO STOCKHOLDERS
Return of capital to stockholders during the quarter totaled $35.1 million through payment of the Company’s $0.20 per share quarterly fixed dividend and repurchase and subsequent retirement of 0.4 million shares of common stock totaling $12.1 million.
FINANCIAL POSITION, LIQUIDITY, AND NET DEBT-TO-ADJUSTED EBITDAX(1)
On September 30, 2025, the outstanding principal amount of the Company’s long-term debt was $2.74 billion with a zero balance on the Company’s senior secured revolving credit facility. As of September 30, 2025, the Company reclassified $419.2 million of its 2026 Senior Notes as current liabilities, as the Company expects to meet this obligation with cash on hand. Cash and cash equivalents totaled approximately $162.3 million resulting in Net debt(1) of $2.57 billion.
At September 30, 2025, Net debt-to-Adjusted EBITDAX(1) was reduced to 1.1 times.
COMMODITY DERIVATIVES
As of October 22, 2025, commodity derivative positions for the fourth quarter of 2025 include:
SWAPS AND COLLARS:
•Oil: Approximately 5,100 MBbls, or approximately 50% of expected 4Q 2025 net oil production, are hedged to benchmark prices at an average price of $63.14/Bbl (weighted-average of collar floors and swaps) to $69.36/Bbl (weighted-average of collar ceilings and swaps), excluding basis swaps and roll differential swaps.
•Natural gas: Approximately 17,100 BBtu, or approximately 40% of expected 4Q 2025 net natural gas production, are hedged to benchmark prices at an average price of $3.69/MMBtu (weighted-average of collar floors and swaps) to $4.65/MMBtu (weighted-average of collar ceilings and swaps), excluding basis swaps and roll differential swaps.
BASIS SWAPS:
•Oil, Midland Basin differential: 1,200 MBbls of expected 4Q 2025 net Midland Basin oil production are hedged to the local price point at a positive weighted-average differential price of $1.18/Bbl.
•Oil, MEH differential: Approximately 500 MBbls of expected 4Q 2025 net South Texas oil production are hedged to the local price point at a positive weighted-average differential price of $1.86/Bbl.
•Gas, WAHA differential: 5,000 BBtu of expected 4Q 2025 net Midland Basin natural gas production are hedged to WAHA at a weighted-average differential price of ($0.66)/MMBtu.
A detailed schedule of these and additional derivative positions are provided in the accompanying slide deck.
2025 OPERATING PLAN AND GUIDANCE
The Company is unable to provide a reconciliation of forward-looking non-GAAP capital expenditures because components of the calculation are inherently unpredictable, such as changes to, and timing of, capital accruals. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation.

UPDATED GUIDANCE FULL YEAR 2025:
•Production: 207-208 MBoe/d at 53-54% oil, narrowed at mid-point of range.
•Capital expenditures (net of change in capital accruals),(1) excluding acquisitions, is increased to range from $1.375 billion to $1.395 billion due to the acquisition of incremental working interests in highly economic wells under development during the second half of 2025. Full-year activity is unchanged with approximately 115 net wells drilled and approximately 150 net wells completed.
•LOE: reduced to ~ $5.85 per Boe.
•Transportation: reduced to $3.80-$4.00 per Boe.
•Production and ad valorem taxes: reduced to $2.25-$2.50 per Boe.
•Exploration expense: reduced to ~ $65 million.
•All other items remain unchanged.

GUIDANCE FOURTH QUARTER 2025:
•Production: approximately 206-212 Mboe/d at 52-53% oil.
•Capital expenditures (net of the change in capital accruals),(1) excluding acquisitions: approximately $225-$245 million.

UPCOMING EVENTS
SM Energy's third quarter 2025 earnings pre-recorded webcast originally scheduled for November 4, 2025, and the live Q&A session originally scheduled for November 5, 2025, have been cancelled and replaced with a conference call today, November 3, 2025 at 8:00 a.m. Mountain time/10:00 a.m. Eastern time.
Conference call information for the November 3, 2025, event is provided below.
•Telephone – join the live conference call by registering at https://event.choruscall.com/mediaframe/webcast.html?webcastid=M2QTXycV. Dial-in for domestic toll free/International is 877-407-6050 / +1 201-689-8022.
•Webcast (available for live and replay) – on the Company’s website at sm-energy.com/investors.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words “anticipate,” “deliver,” “demonstrate,” “establish,” “estimate,” “expects,” “goal,” “generate,” “maintain,” “objectives,” “optimize,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things: expected timing of achievement of the Company’s target leverage ratio of 1.0x, assumptions and projections for the fourth quarter and full year 2025 regarding guidance for production, production growth and oil mix as a percentage of total production, capital expenditures, operating costs (including lease operating expenses, transportation costs and taxes), general and administrative expenses, exploration expenses and DD&A, and the projected impacts thereon, the number of wells expected to be drilled and completed, the percent of future production that is hedged, the allocation of activity and capital expenditures among the Company’s operating areas and activities, and the Company’s long-term strategy and operational plan, including plans to deliver low breakeven and high-return wells that endure commodity price cycles, return capital to stockholders through dividends, debt reduction to a target of one times leverage, and share repurchases, and increasing scale. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, and such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
FOOTNOTE 1
Indicates a non-GAAP measure or metric. Please refer to the “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” section in Financials Highlights, and the corresponding reconciliations to the most directly comparable GAAP financial measures, for additional information.
FOOTNOTE 2
Cash production margin is calculated as oil, gas, and NGL revenues (before the effects of commodity derivative settlements), less operating expenses (specifically, LOE, transportation, production taxes, and ad valorem taxes). This calculation excludes derivative settlements, G&A, exploration expense, and DD&A and is reflected on a per BOE basis using net equivalent production for the period presented. Cash production margin provides management and the investment community with an understanding of the Company's recurring production margin before G&A, exploration expense, and DD&A , which is helpful to compare period-to-period and across peers.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, gas, and NGLs in the states of Texas and Utah. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Patrick Lytle, plytle@sm-energy.com, 303-864-2502

Meghan Dack, mdack@sm-energy.com, 303-837-2426

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Balance Sheets
(in thousands, except share data)	September 30,	December 31,
ASSETS	2025	2024
Current assets:
Cash and cash equivalents	$162,251	$—
Accounts receivable	367,688	360,976
Derivative assets	68,567	48,522
Prepaid expenses and other	34,452	25,201
Total current assets	632,958	434,699
Property and equipment (successful efforts method):
Proved oil and gas properties	15,653,507	14,301,502
Accumulated depletion, depreciation, and amortization	(8,477,647)	(7,603,195)
Unproved oil and gas properties, net of valuation allowance of $12,334 and $32,680, respectively	592,493	764,924
Wells in progress	424,891	481,893
Other property and equipment, net of accumulated depreciation of $64,658 and $61,737, respectively	71,669	47,585
Total property and equipment, net	8,264,913	7,992,709
Noncurrent assets:
Derivative assets	4,677	3,973
Other noncurrent assets	186,952	145,266
Total noncurrent assets	191,629	149,239
Total assets	$9,089,500	$8,576,647
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$674,157	$760,473
Senior Notes, net	418,593	—
Derivative liabilities	9,888	7,058
Other current liabilities	32,688	22,419
Total current liabilities	1,135,326	789,950
Noncurrent liabilities:
Revolving credit facility	—	68,500
Senior Notes, net	2,294,118	2,708,243
Asset retirement obligations	150,127	145,313
Net deferred tax liabilities	690,446	545,295
Derivative liabilities	4,852	7,142
Other noncurrent liabilities	101,544	74,947
Total noncurrent liabilities	3,241,087	3,549,440
Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued and outstanding: 114,554,192 and 114,461,934 shares, respectively	1,146	1,145
Additional paid-in capital	1,507,875	1,501,779
Retained earnings	3,205,190	2,735,494
Accumulated other comprehensive loss	(1,124)	(1,161)
Total stockholders’ equity	4,713,087	4,237,257
Total liabilities and stockholders’ equity	$9,089,500	$8,576,647

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Statements of Operations
(in thousands, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Operating revenues and other income:
Oil, gas, and NGL production revenue	$811,009	$642,380	$2,435,705	$1,835,427
Other operating income	582	1,233	13,373	2,611
Total operating revenues and other income	811,591	643,613	2,449,078	1,838,038
Operating expenses:
Oil, gas, and NGL production expense	229,036	148,380	678,117	422,377
Depletion, depreciation, and amortization	325,372	202,942	888,262	548,781
Exploration (1)	11,532	12,097	38,650	47,772
General and administrative (1)	39,317	35,141	120,753	96,431
Net derivative gain (2)	(45,479)	(86,283)	(106,571)	(70,256)
Other operating expense, net	5,331	384	12,189	4,206
Total operating expenses	565,109	312,661	1,631,400	1,049,311
Income from operations	246,482	330,952	817,678	788,727
Interest expense	(42,937)	(50,682)	(129,871)	(94,362)
Interest income	828	18,017	1,123	31,120
Other non-operating expense, net	(80)	(637)	(134)	(684)
Income before income taxes	204,293	297,650	688,796	724,801
Income tax expense	(49,205)	(57,127)	(149,774)	(142,786)
Net income	$155,088	$240,523	$539,022	$582,015

Basic weighted-average common shares outstanding	114,826	114,405	114,592	114,870
Diluted weighted-average common shares outstanding	115,226	114,993	114,990	115,701
Basic net income per common share	$1.35	$2.10	$4.70	$5.07
Diluted net income per common share	$1.35	$2.09	$4.69	$5.03
Net dividends declared per common share	$0.20	$0.20	$0.60	$0.56

(1) Non-cash stock-based compensation included in:
Exploration expense	$1,490	$1,338	$4,190	$3,651
General and administrative expense	6,634	5,249	16,774	13,742
Total non-cash stock-based compensation	$8,124	$6,587	$20,964	$17,393

(2) The net derivative gain line item consists of the following:
Net derivative settlement gain	$(38,867)	$(16,491)	$(86,363)	$(46,288)
Net gain on fair value changes	(6,612)	(69,792)	(20,208)	(23,968)
Total net derivative gain	$(45,479)	$(86,283)	$(106,571)	$(70,256)

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Statements of Stockholders' Equity
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock
	Shares	Amount
Balances, December 31, 2024	114,461,934	$1,145	$1,501,779	$2,735,494	$(1,161)	$4,237,257
Net income	—	—	—	182,269	—	182,269
Other comprehensive income	—	—	—	—	14	14
Net cash dividends declared, $0.20 per share	—	—	—	(22,893)	—	(22,893)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	284	—	(3)	—	—	(3)
Stock-based compensation expense	—	—	7,089	—	—	7,089
Balances, March 31, 2025	114,462,218	$1,145	$1,508,865	$2,894,870	$(1,147)	$4,403,733
Net income	—	—	—	201,665	—	201,665
Other comprehensive income	—	—	—	—	12	12
Net cash dividends declared, $0.20 per share	—	—	—	(22,990)	—	(22,990)
Issuance of common stock under Employee Stock Purchase Plan	90,314	1	1,926	—	—	1,927
Stock-based compensation expense	82,193	—	5,751	—	—	5,751
Balances, June 30, 2025	114,634,725	$1,146	$1,516,542	$3,073,545	$(1,135)	$4,590,098
Net income	—	—	—	155,088	—	155,088
Other comprehensive income	—	—	—	—	11	11
Net cash dividends declared, $0.20 per share	—	—	—	(23,443)	—	(23,443)
Issuance of common stock upon vesting of RSUs and settlement of PSUs, net of shares used for tax withholdings	364,172	4	(4,660)	—	—	(4,656)
Stock-based compensation expense	—	—	8,124	—	—	8,124
Purchase of shares under Stock Repurchase Program	(444,705)	(4)	(12,131)	—	—	(12,135)
Balances, September 30, 2025	114,554,192	$1,146	$1,507,875	$3,205,190	$(1,124)	$4,713,087

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Statements of Stockholders' Equity (Continued)
(in thousands, except share data and dividends per share)

			Additional Paid-in Capital		Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Common Stock			Retained Earnings
	Shares	Amount
Balances, December 31, 2023	115,745,393	$1,157	$1,565,021	$2,052,279	$(2,607)	$3,615,850
Net income	—	—	—	131,199	—	131,199
Other comprehensive income	—	—	—	—	8	8
Net cash dividends declared, $0.18 per share	—	—	—	(20,707)	—	(20,707)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	1,147	—	(22)	—	—	(22)
Stock-based compensation expense	1,839	—	5,018	—	—	5,018
Purchase of shares under Stock Repurchase Program	(712,235)	(7)	(33,088)	—	—	(33,095)
Balances, March 31, 2024	115,036,144	$1,150	$1,536,929	$2,162,771	$(2,599)	$3,698,251
Net income	—	—	—	210,293	—	210,293
Other comprehensive income	—	—	—	—	7	7
Net cash dividends declared, $0.18 per share	—	—	—	(20,532)	—	(20,532)
Issuance of common stock under Employee Stock Purchase Plan	56,006	1	1,843	—	—	1,844
Stock-based compensation expense	35,691	1	5,787	—	—	5,788
Purchase of shares under Stock Repurchase Program	(1,058,956)	(11)	(51,700)	—	—	(51,711)
Balances, June 30, 2024	114,068,885	$1,141	$1,492,859	$2,352,532	$(2,592)	$3,843,940
Net income	—	—	—	240,523	—	240,523
Other comprehensive income	—	—	—	—	108	108
Net cash dividends declared, $0.20 per share	—	—	—	(22,947)	—	(22,947)
Issuance of common stock upon vesting of RSUs, net of shares used for tax withholdings	349,528	3	(6,819)	—	—	(6,816)
Stock-based compensation expense	—	—	6,587	—	—	6,587
Purchase of shares under Stock Repurchase Program	—	—	151	—	—	151
Balances, September 30, 2024	114,418,413	$1,144	$1,492,778	$2,570,108	$(2,484)	$4,061,546

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Statements of Cash Flows
(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flows from operating activities:
Net income	$155,088	$240,523	$539,022	$582,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	325,372	202,942	888,262	548,781
Stock-based compensation expense	8,124	6,587	20,964	17,393
Net derivative gain	(45,479)	(86,283)	(106,571)	(70,256)
Net derivative settlement gain	38,867	16,491	86,363	46,288
Amortization of deferred financing costs	2,552	2,182	7,654	4,925
Deferred income taxes	75,686	45,615	145,149	116,522
Other, net	(2,682)	(7,834)	(6,888)	(25,590)
Net change in working capital	(52,568)	32,040	(14,867)	(15,433)
Net cash provided by operating activities	504,960	452,263	1,559,088	1,204,645

Cash flows from investing activities:
Capital expenditures	(397,693)	(302,107)	(1,221,736)	(957,156)
Acquisition of proved and unproved oil and gas properties	(6,585)	(838)	(21,504)	(836)
Other, net	(534)	—	(534)	80
Net cash used in investing activities	(404,812)	(302,945)	(1,243,774)	(957,912)

Cash flows from financing activities:
Proceeds from revolving credit facility	185,000	—	1,569,500	—
Repayment of revolving credit facility	(185,000)	—	(1,638,000)	—
Net proceeds from Senior Notes	—	1,477,032	—	1,477,032
Cash paid to repurchase Senior Notes	—	(349,118)	—	(349,118)
Repurchase of common stock	(12,128)	—	(12,776)	(83,991)
Dividends paid	(22,991)	(20,595)	(68,776)	(62,136)
Net proceeds from sale of common stock	—	—	1,927	1,844
Other, net	(4,655)	(9,193)	(4,938)	(9,215)
Net cash provided by (used in) financing activities	(39,774)	1,098,126	(153,063)	974,416

Net change in cash, cash equivalents, and restricted cash	60,374	1,247,444	162,251	1,221,149
Cash, cash equivalents, and restricted cash at beginning of period	101,877	589,869	—	616,164
Cash, cash equivalents, and restricted cash at end of period	$162,251	$1,837,313	$162,251	$1,837,313

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Condensed Consolidated Statements of Cash Flows (Continued)
(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Supplemental schedule of additional cash flow information and non-cash activities:
Operating activities:
Cash paid for interest, net of capitalized interest (1)	$(79,691)	$(41,571)	$(164,550)	$(83,130)
Net cash paid for income taxes	$(1,048)	$(194)	$(6,268)	$(7,623)
Investing activities:
Changes in capital expenditure accruals	$(74,465)	$(11,696)	$(69,731)	$(33,187)
Non-cash financing activities (2)

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$162,251	$1,735,313	$162,251	$1,735,313
Restricted cash (3)	—	102,000	—	102,000
Cash, cash equivalents, and restricted cash at end of period	$162,251	$1,837,313	$162,251	$1,837,313
____________________________________________
(1)    Cash paid for interest, net capitalized interest during the three and nine months ended September 30, 2024, did not include $9.0 million in fees paid to secure firm commitments for senior unsecured bridge term loans in connection with the Uinta Basin assets acquired on October 1, 2024 (“Uinta Basin Acquisition”).
(2)    Refer to Note 5 - Long-Term Debt in Part I, Item 1 of the Company's Form 10-Q for discussion of the redemption of the Company’s 5.625% Senior Notes due June 1, 2025 (“2025 Senior Notes”) during the three and nine months ended September 30, 2024.
(3)    As of September 30, 2024, the amount represented a deposit held in a third-party escrow account related to the Uinta Basin Acquisition.

DEFINITIONS OF NON-GAAP MEASURES AND METRICS AS CALCULATED BY THE COMPANY
To supplement the presentation of its financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain non-GAAP measures and metrics, which are used by management and the investment community to assess the Company’s financial condition, results of operations, and cash flows, as well as compare performance from period to period and across the Company’s peer group. The Company believes these measures and metrics are widely used by the investment community, including investors, research analysts and others, to evaluate and compare recurring financial results among upstream oil and gas companies in making investment decisions or recommendations. These measures and metrics, as presented, may have differing calculations among companies and investment professionals and may not be directly comparable to the same measures and metrics provided by others. A non-GAAP measure should not be considered in isolation or as a substitute for the most directly comparable GAAP measure or any other measure of a company’s financial or operating performance presented in accordance with GAAP. Reconciliations of the Company’s non-GAAP measures to the most directly comparable GAAP measure is presented below. These measures may not be comparable to similarly titled measures of other companies.
Adjusted EBITDAX: Adjusted EBITDAX is calculated as net income before interest expense, interest income, income taxes, depletion, depreciation, and amortization expense, exploration expense, property abandonment and impairment expense, non-cash stock-based compensation expense, derivative gains and losses net of settlements, gains and losses on divestitures, gains and losses on extinguishment of debt, and certain other items. Adjusted EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. Adjusted EBITDAX is a non-GAAP measure that the Company believes provides useful additional information to investors and analysts, as a performance measure, for analysis of the Company’s ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under the Company’s Credit Agreement, a material source of liquidity for the Company, based on Adjusted EBITDAX ratios. Please reference the Company’s third quarter 2025 Form 10-Q and the most recent Annual Report on Form 10-K for discussion of the Credit Agreement and its covenants.
Adjusted free cash flow: Adjusted free cash flow is calculated as net cash provided by operating activities before net change in working capital less capital expenditures before changes in accruals. The Company uses this measure to represent the cash generated from operations, in excess of capital expenditures, that is available to fund discretionary uses such as debt reduction, stockholder returns, or expanding the business.
Adjusted net income and Adjusted net income per diluted common share: Adjusted net income and Adjusted net income per diluted common share exclude certain items that the Company believes affect the comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include non-cash and other adjustments, such as derivative gains and losses net of settlements, impairments, gains and losses on divestitures, gains and losses on extinguishment of debt, and accruals for non-recurring matters. The Company uses these measures to evaluate the comparability of the Company's ongoing operational results and trends and believes these measures provide useful information to investors for analysis of the Company's fundamental business on a recurring basis.
Net debt: Net debt is calculated as the total principal amount of outstanding senior notes plus amounts drawn on the revolving credit facility less cash and cash equivalents (also referred to as total funded debt). The Company uses net debt as a measure of financial position and believes this measure provides useful additional information to investors to evaluate the Company's capital structure and financial leverage.
Net debt-to-Adjusted EBITDAX: Net debt-to-Adjusted EBITDAX is calculated as Net Debt (defined above) divided by Adjusted EBITDAX (defined above) for the trailing twelve-month period (also referred to as “leverage ratio” or “Adjusted EBITDAX multiple”). A variation of this calculation is a financial covenant under the Company’s Credit Agreement. The Company and the investment community may use this metric in understanding the Company’s ability to service its debt and identify trends in its leverage position. The Company reconciles the two non-GAAP measure components of this calculation.
Post-hedge: Post-hedge is calculated as the average realized price after the effects of commodity net derivative settlements. The Company believes this metric is useful to management and the investment community to understand the effects of net commodity derivative settlements on average realized prices.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Production Data
	For the Three Months Ended			Percent Change Between		For the Nine Months Ended		Percent Change Between Periods
	September 30,	June 30,	September 30,	3Q25 & 2Q25	3Q25 & 3Q24	September 30,	September 30,
	2025	2025	2024			2025	2024
Realized sales price (before the effect of net derivative settlements):
Oil (per Bbl)	$63.83	$62.04	$74.72	3%	(15)%	$65.28	$77.08	(15)%
Gas (per Mcf)	$2.19	$2.15	$1.46	2%	50%	$2.54	$1.67	52%
NGLs (per Bbl)	$20.79	$21.91	$21.70	(5)%	(4)%	$22.73	$22.45	1%
Equivalent (per Boe)	$41.23	$41.27	$41.08	—%	—%	$43.15	$42.42	2%
Realized sales price (including the effect of net derivative settlements): (1)
Oil (per Bbl)	$65.40	$64.05	$74.65	2%	(12)%	$66.61	$77.12	(14)%
Gas (per Mcf)	$2.77	$2.67	$1.95	4%	42%	$2.97	$2.15	38%
NGLs (per Bbl)	$20.79	$21.91	$21.79	(5)%	(5)%	$22.42	$22.29	1%
Equivalent (per Boe)	$43.21	$43.36	$42.13	—%	3%	$44.68	$43.49	3%
Net production volumes: (2)
Oil (MMBbl)	10.5	10.5	7.1	—%	47%	30.3	19.5	55%
Gas (Bcf)	38.5	36.2	34.5	6%	11%	111.1	97.9	13%
NGLs (MMBbl)	2.8	2.5	2.8	13%	—%	7.6	7.4	2%
Equivalent (MMBoe)	19.7	19.0	15.6	3%	26%	56.5	43.3	30%
Average net daily production: (2)
Oil (MBbl per day)	113.9	115.7	77.4	(2)%	47%	111.2	71.3	56%
Gas (MMcf per day)	418.2	398.3	375.4	5%	11%	406.9	357.3	14%
NGLs (MBbl per day)	30.2	26.9	30.1	12%	—%	27.8	27.1	3%
Equivalent (MBoe per day)	213.8	209.1	170.0	2%	26%	206.8	157.9	31%
Per Boe data:
Lease operating expense	$5.67	$5.52	$4.73	3%	20%	$5.76	$5.01	15%
Transportation costs	$3.77	$4.13	$2.13	(9)%	77%	$3.94	$2.05	92%
Production taxes	$1.69	$1.59	$1.87	6%	(10)%	$1.78	$1.89	(6)%
Ad valorem tax expense	$0.51	$0.54	$0.76	(6)%	(33)%	$0.53	$0.82	(35)%
General and administrative (3)	$2.00	$2.21	$2.25	(10)%	(11)%	$2.14	$2.23	(4)%
Net derivative settlement gain	$1.98	$2.09	$1.05	(5)%	89%	$1.53	$1.07	43%
Depletion, depreciation, and amortization	$16.54	$15.40	$12.98	7%	27%	$15.73	$12.68	24%

(1) Indicates a non-GAAP measure or metric. Please refer above to the section “Definitions of Non-GAAP Measures and Metrics as Calculated by the Company” for additional information.
(2) Amounts and percentage changes may not calculate due to rounding.
(3) Includes non-cash stock-based compensation expense per Boe of $0.34, $0.24, and $0.34 for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively, and $0.30 and $0.32 for the nine months ended September 30, 2025, and 2024, respectively.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Adjusted EBITDAX Reconciliation (1)
(in thousands)

Reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDAX (non-GAAP):	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Trailing Twelve Months Ended September 30,
	2025	2024	2025	2024	2025
Net income (GAAP)	$155,088	$240,523	$539,022	$582,015	$727,300
Interest expense	42,937	50,682	129,871	94,362	176,168
Interest income	(828)	(18,017)	(1,123)	(31,120)	(1,906)
Income tax expense	49,205	57,127	149,774	142,786	202,918
Depletion, depreciation, and amortization	325,372	202,942	888,262	548,781	1,148,786
Exploration (2)	10,042	10,759	34,460	44,121	49,345
Stock-based compensation expense	8,124	6,587	20,964	17,393	28,592
Net derivative gain	(45,479)	(86,283)	(106,571)	(70,256)	(86,273)
Net derivative settlement gain	38,867	16,491	86,363	46,288	108,791
Other, net	4,828	706	5,628	2,126	3,684
Adjusted EBITDAX (non-GAAP)	$588,156	$481,517	$1,746,650	$1,376,496	$2,357,405
Interest expense	(42,937)	(50,682)	(129,871)	(94,362)	(176,168)
Interest income	828	18,017	1,123	31,120	1,906
Income tax expense	(49,205)	(57,127)	(149,774)	(142,786)	(202,918)
Exploration (2)(3)	(10,042)	(10,456)	(34,221)	(34,892)	(49,218)
Amortization of deferred financing costs	2,552	2,182	7,654	4,925	10,185
Deferred income taxes	75,686	45,615	145,149	116,522	203,613
Other, net	(7,510)	(8,843)	(12,755)	(36,945)	(19,622)
Net change in working capital	(52,568)	32,040	(14,867)	(15,433)	11,774
Net cash provided by operating activities (GAAP)	$504,960	$452,263	$1,559,088	$1,204,645	$2,136,957

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Stock-based compensation expense is a component of the exploration expense and general and administrative expense line items on the unaudited condensed consolidated statements of operations. Therefore, the exploration line items shown in the reconciliation above will vary from the amounts shown on the unaudited condensed consolidated statements of operations for the component of stock-based compensation expense recorded to exploration expense.

(3) Amounts excludes certain capital expenditures related to unsuccessful exploration activities.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Reconciliation of Net Income to Adjusted Net Income (1)
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (GAAP)	$155,088	$240,523	$539,022	$582,015
Net derivative gain	(45,479)	(86,283)	(106,571)	(70,256)
Net derivative settlement gain	38,867	16,491	86,363	46,288
Other, net	4,828	706	5,628	2,126
Tax effect of adjustments (2)	394	14,992	3,222	4,740
Adjusted net income (non-GAAP)	$153,698	$186,429	$527,664	$564,913

Diluted net income per common share (GAAP)	$1.35	$2.09	$4.69	$5.03
Net derivative gain	(0.39)	(0.75)	(0.93)	(0.61)
Net derivative settlement gain	0.34	0.14	0.75	0.40
Other, net	0.03	0.01	0.05	0.02
Tax effect of adjustments (2)	—	0.13	0.03	0.04
Adjusted net income per diluted common share (non-GAAP)	$1.33	$1.62	$4.59	$4.88

Basic weighted-average common shares outstanding	114,826	114,405	114,592	114,870
Diluted weighted-average common shares outstanding	115,226	114,993	114,990	115,701

Note: Amounts may not calculate due to rounding.

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) The tax effect of adjustments for each of the three and nine months ended September 30, 2025, was calculated using a tax rate of 22.1%. The tax effect of adjustments for each of the three and nine months ended September 30, 2024, was calculated using a tax rate of 21.7%. These rates approximate the Company's statutory tax rates for the respective periods, as adjusted for ordinary permanent differences.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS (UNAUDITED)
September 30, 2025

Reconciliation of Total Principal Amount of Debt to Net Debt (1)
(in thousands)
As of September 30, 2025
Principal amount of Senior Notes (2)	$2,736,026
Revolving credit facility (2)	—
Total principal amount of debt (GAAP)	2,736,026
Less: Cash and cash equivalents	162,251
Net Debt (non-GAAP)	$2,573,775

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.
(2) Amounts as of September 30, 2025, are from Note 5 - Long-Term Debt in Part I, Item 1 of the Company's Form 10-Q.

Adjusted Free Cash Flow (1)
(in thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net cash provided by operating activities (GAAP)	$504,960	$452,263	$1,559,088	$1,204,645
Net change in working capital	52,568	(32,040)	14,867	15,433
Cash flow from operations before net change in working capital (non-GAAP)	557,528	420,223	1,573,955	1,220,078

Capital expenditures (GAAP)	397,693	302,107	1,221,736	957,156
Changes in capital expenditure accruals	(74,465)	(11,696)	(69,731)	(33,187)
Capital expenditures before changes in accruals (non-GAAP)	323,228	290,411	1,152,005	923,969

Adjusted free cash flow (non-GAAP)	$234,300	$129,812	$421,950	$296,109

(1) See "Definitions of Non-GAAP Measures and Metrics as Calculated by the Company" above.